Exhibit 99.1

StoneMor Partners L.P. Announces Second Quarter 2011 Results

Levittown, PA, August 5, 2011 – StoneMor Partners L.P. (NASDAQ: STON) announced its results of operations and various critical financial measures (non-GAAP) today for the three months ended June 30, 2011. Measures released include both GAAP measures as provided for in our quarterly financial statements and critical financial measures (non-GAAP) that we believe are more relevant to our ability to make cash distributions to common unitholders:

Critical financial measures (non-GAAP):

	Three months ended June 30,
	2011	2010
	(In thousands)

Adjusted operating profit (a)	$10,580	$11,783
Total value of cemetery contracts written, funeral home revenues and investment and other income (a)	69,977	63,423
Adjusted operating cash generated (a)	12,214	10,603
Distributable free cash flow generated (a)	$11,794	$10,000

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Financial measures (GAAP):

	Three months ended June 30,
	2011	2010
	(In thousands)

Total revenues	$60,107	$48,737
Operating profit	3,460	1,856
Operating cash flows	(3,764)	(1,535)
Net income (loss)	$815	$(1,460)

Overview

“We had a successful second quarter of 2011 despite the continuing soft economic environment”, said Larry Miller, President and Chief Executive Officer. “We are pleased that we increased our distributable free cash flow generated, which is a non-GAAP measure, to $11.8 million for the second quarter of 2011 from $10.0 million for the comparable period of 2010. Further, as can be seen by our period over period comparison of quarterly results, we have increased our revenues and operating profit.” Other highlights from our second quarter are as follows:

•

We increased our production by 10.3%, as evidenced by the increase in the total value of cemetery contracts written, funeral home revenues and investment and other income (see “Production Based Revenue”).

•

At June 30, 2011, our net accounts receivable of $112.4 million and merchandise trust assets of $332.1 million exceeded our merchandise trust liability of $115.5 million by $329.0 million. As a result, we believe we are adequately funded to meet our future liability to deliver the goods and services that we have sold on a pre-need basis.

•	We continue to have a strong ratio of total liquid net assets to our cash distribution as discussed under “Distribution”.

•	On June 22, 2011, we acquired 3 cemeteries and 4 funeral homes in Missouri for $2.15 million in cash.

•

We believe that we are well positioned for continued growth and we continue to explore acquisition targets. On April 28, 2011, we announced that we had entered into letters of intent to acquire nine cemeteries and ten funeral homes for an aggregate purchase price of approximately $10.5 million. In the second quarter, we closed on some of those properties with our acquisitions in Missouri. We anticipate that we will close on most of the remaining properties in the third quarter of 2011. However, the letters of intent are not binding and are subject to various conditions for closing, so there can be no assurance that the closings will occur.

We will file our quarterly report on Form 10-Q on August 9, 2011.

Distribution

In July of 2011, we announced that for the second quarter of 2011, we declared a distribution of $0.585. We made this decision after evaluating recent operating results, the impact of our capital restructuring, and the impact on our financial position due to our recent acquisitions. These occurrences led to a substantial buildup in our liquid net asset position as compared to prior periods. Such buildup is shown in the table below:

	As of	As of
	6/30/2011	12/31/2010
	(In thousands)

Liquid assets:

Cash and cash equivalents	$12,734	$7,535
Accounts receivable, net of allowance	48,238	45,149
Long-term accounts receivable, net of allowance	64,130	60,061
Merchandise trusts, restricted, at fair value	332,117	318,318

Total liquid assets	457,219	431,063

Liquid liabilities:

Accounts payable and accrued liabilities	17,140	23,444
Accrued interest	1,268	2,034
Current portion, long-term debt	1,511	1,386
Other long-term liabilities	3,048	3,687
Long-term debt	158,242	219,008
Deferred tax liabilities	16,928	18,331
Merchandise liability	115,508	113,356

Total liquid liabilities	313,645	381,246

Total liquid net assets	$143,574	$49,817

Distribution coverage quarters (a)	12.20	5.36

(a)	This is a measure of the ratio of liquid net assets to a quarterly distribution commitment. The quarterly distribution commitment is calculated by taking the end of the period outstanding common units (19,350,338 at June 30, 2011 and 15,577,571 at December 31, 2010, respectively) and multiplying these units by the declared distribution. This total is then added to the distribution due to the General Partner based upon the same variables.

We believe that this information shows strength in our liquid net asset position and supports our decision to maintain our distribution in the second quarter of 2011. Further, the ratio is significantly improved from December 31, 2010 as we used a portion of the proceeds from our February 2011 public offering to repay $68.5 million of debt.

Critical Financial Measures (Non-GAAP)

Production Based Revenue

We believe that “Production-based revenues” is the best measure of revenues generated during a period. It is also the revenue measure used by our senior management in evaluating periodic results.

The table below details the components of production based revenue for the three months ended June 30, 2011 and 2010 and reconciles it to GAAP revenues.

	Three months ended June 30,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2011	2010
	(In thousands)

Value of pre-need cemetery contracts written	$32,836	$29,845	$2,991	10.0%
Value of at-need cemetery contracts written	20,562	18,224	2,338	12.8%
Investment income from trusts	6,977	7,656	(679)	-8.9%
Interest income	1,596	1,460	136	9.3%
Funeral home revenues	7,563	5,922	1,641	27.7%
Other cemetery revenues	443	316	127	40.2%

Total production based revenue	$69,977	$63,423	$6,554	10.3%

Less:
Increase in deferred sales revenue and investment income	(9,870)	(14,686)	4,816	-32.8%

Total GAAP revenues	$60,107	$48,737	$11,370	23.3%

Non-GAAP revenues increased by $6.6 million, or 10.3%, to $70.0 million during the three months ended June 30, 2011 from $63.4 million during the three months ended June 30, 2010. This increase is primarily caused by increases in the value of pre-need and at-need contracts which collectively increased by $5.3 million on a non-GAAP basis. The overall increase in our production based revenues is driven by our 2010 acquisitions. Since some of our 2010 acquisitions did not occur until the end of the second quarter of 2010 or later, their results are included in the three month period ended June 30, 2011, but have little or no impact on the three month period ended June 30, 2010.

The value of pre-need cemetery contracts written is the revenue source that has the most potential for organic growth. We believe that our ability to increase this revenue source in a soft economy is a testament to both our business plan and the talent of our sales force and bodes well for when the economy improves. On a non-GAAP basis, the value of pre-need contracts increased by $3.0 million, or 10.0%, to $32.8 million during the three months ended June 30, 2011.

The value of at-need cemetery contracts written and funeral home revenues are more dependent upon death rates. On a non-GAAP basis, the value of at-need contracts increased by $2.3 million, or 12.8%, to $20.6 million during the three months ended June 30, 2011. The value of funeral home revenues increased by $1.6 million, or 27.7%, to $7.6 million during the three months ended June 30, 2011. A large portion of this increase relates to the funeral homes we acquired at the end of the second quarter of 2010.

Investment income from trusts decreased on a non-GAAP basis by $0.7 million, or 8.9%, to $7.0 million during the three months ended June 30, 2011. In the prior year second quarter, we had recognized gains related to our trust funds and we did not recognize gains to the same extent in the current quarter.

Adjusted Operating Profit and Profit Margin

During a period of growth, operating profits as defined by GAAP will tend to lag adjusted operating profits because accounting rules require the deferral of all revenues and a portion of the costs associated with these revenues until such time that merchandise is delivered or services are performed. This creates a non-cash liability on our financial statements and delays the recognition of revenues and profit. Adjusted operating profits ignore these delays and present results based upon economic performance. Over time, operating profits and adjusted operating profits will match. The ratio of adjusted operating profit to production based revenues is a financial measure that the Company uses to evaluate its performance.

The table below presents adjusted operating profits and reconciles these amounts to GAAP operating profits for the three months ended June 30, 2011 and 2010:

	Three months ended June 30,
	2011	2010
	(In thousands)

Operating profit	$3,460	$1,856

Increase in applicable deferred revenues	9,870	14,686

Increase in deferred cost of goods sold and selling and obtaining costs	(2,750)	(4,759)

Adjusted operating profit	$10,580	$11,783

Adjusted operating profits decreased by $1.2 million, or 10.2%, to $10.6 million during the three months ended June 30, 2011 as compared to $11.8 million for the three months ended June 30, 2010. Further, the ratio of adjusted operating profit to production based revenue decreased to 15.1% for the three months ended June 30, 2011, compared to 18.6% for the three months ended June 30, 2010.

As can be seen in the production based revenue table, we were able to grow our top-line revenues by $6.6 million. We also increased our revenues in every category except for our investment income from trusts, which decreased by $0.7 million. In the prior year second quarter, we had better return on our trust assets as we recognized larger gains on a smaller asset base than we did in the current quarter. Since we do not incur any meaningful costs to generate investment income from our trusts, each dollar of income that is earned from the trusts flows directly into our adjusted operating profit. As a result, changes in income from our trusts significantly impact our ratio of adjusted operating profit to production based revenue. This ratio was also affected to a lesser extent by some rising expenses for labor and employee benefit costs.

Capital Base

We currently have $150.0 million of Senior Notes outstanding which are due in 2017 and $8.0 million outstanding on our revolving credit facility. As a result, we currently have availability of $65.0 million on our acquisition credit facility and $47.0 million on our revolving credit facility. Our credit facilities mature in January 2016.

We believe the availability on our credit facilities and our existing debt structure gives us ample flexibility to gain access to capital and pursue acquisition targets if a suitable acquisition should become available. The $8.0 million that we borrowed in the second quarter will be used in part to help us establish operations at our new locations in Missouri, which we acquired in June of 2011. Typically, we borrow when we acquire new properties as there are up-front costs associated with the establishment of our pre-need programs.

Our capital structure was also significantly improved in the first quarter of 2011 when we had a public offering, subsequent pay-down of debt and amendment of our credit facilities. These transactions have resulted in a significantly improved capital structure as demonstrated in the table below:

	June 30, 2011		December 31, 2010
	(in thousands)

Debt due dates:

Debt on lines of credit	$8,000		$33,500
Senior Secured notes due 2012	—		35,000
Debt due within three years	5,167	(a)	5,492	(a)
Debt due between three and five years	—		—
Debt due between five and ten years	150,000		150,000

Availability under credit lines:
Availability under the acquisition line of credit	65,000		40,000
Availability under the revolving line of credit	$47,000		$26,500

(a)	Debt due within three years includes smaller notes payable related to recent acquisitions.

Adjusted Operating Cash Flows and Distributable Free Cash Flow

We define adjusted operating cash flows as operating cash flows plus or (minus):

•	Net inflows (outflows) to our merchandise trust.

•	Increases (decreases) in accounts receivable and other cash flow timing differences.

We define distributable free cash flow as adjusted operating cash flow plus or (minus):

•	Acquisition related costs.

•	(Maintenance capital expenditures).

•	Other investing cash inflows (outflows).

Our primary source of cash from which to pay partner distributions and make routine capital expenditures is operating cash flow. Over longer periods of time, operating cash flows must exceed the sum of routine capital expenditures and partner distributions.

Over shorter periods of time, operating cash flows may be negatively affected by cash flow timing lags created by:

•	net cash inflows into the merchandise trust (“net trust cash flows”).

•	increases in accounts receivable and other liquid assets net of liquid liabilities (“float adjustments”).

During periods of growth, we would expect there to be net cash inflows into the trust and increases in accounts receivable. At June 30, 2011, our net accounts receivable of $112.4 million and merchandise trust assets of $332.1 million exceeded our merchandise trust liability of $115.5 million by $329.0 million. As a result, we believe we are adequately funded to meet our future liability to deliver the goods and services that we have sold on a pre-need basis.

Because of the timing of certain cash receipts, there will be occasions when we will decide to make a distribution in excess of operating cash flows, adjusted operating cash flows or distributable free cash flows. During the three months ended June 30, 2011 and 2010, distributions were greater than operating cash flows, but less than adjusted operating cash flows and distributable free cash flows. As discussed above in “Distribution”, we believe that we have significant liquidity to support our distribution.

Making this type of distribution represents a business decision on our part to not delay partner distributions until such time that cash flow timing issues have been settled. It is our opinion that such a decision is in the best interest of our unitholders.

The table below adjusts operating cash flows for the aforementioned timing differences to determine adjusted operating cash flow generated. From this amount, we net out other items to derive distributable free cash flow:

	Three months ended June 30,
	2011	2010
	(In thousands)

Operating cash flows	$(3,764)	$(1,535)

Add: net cash inflows into (out of) the merchandise trust	2,605	(45)
Add: net increase in accounts receivable	6,595	8,051
Add (deduct): net decrease (increase) in merchandise liabilities	215	(675)
Add (deduct): net decrease in accounts payable and accrued expenses	5,039	2,029
Other float related changes	1,524	2,778

Adjusted operating cash flow generated	12,214	10,603

Less: maintenance capital expenditures	(1,445)	(2,269)
Plus: growth capital expenditures reclassified as operating expenses and deducted from adjusted operating cash generated (a)	1,025	1,666

Distributable free cash flow generated	11,794	10,000

Cash on hand - beginning of the period	27,494	13,080

Distributable cash available during the year	39,288	23,080

Partner distributions made	$11,763	$7,757

(a)	We maintain an acquisition line of credit from which to make acquisitions and pay acquisition related costs. We utilize this line for these costs. Accordingly, distributable free cash flow is not negatively impacted by amounts spent on acquisitions that are recorded as expenses.

For the periods ended June 30, 2011 and 2010, operating cash flows have been negatively impacted by the buildup in merchandise trust assets and accounts receivable. Adjusted operating cash generated is significantly higher than operating cash flows.

The table below shows our adjusted operating cash generated and distributable free cash flow for the six months ended June 30, 2011.

Six months ended June 30, 2011
(in thousands)

Operating cash flows	$(3,126)

Add: net cash inflows into the merchandise trust	11,217
Add: net increase in accounts receivable	9,430
Add (deduct): net decrease (increase) in merchandise liabilities	954
Add (deduct): net decrease in accounts payable and accrued expenses	7,549
Other float related changes	1,044

Adjusted operating cash generated	27,068

Less: maintenance capital expenditures	(3,204)
Plus: growth capital expenditures reclassified as operating expenses and deducted from adjusted operating cash generated (a)	1,958

Distributable free cash flow generated	25,822

Cash on hand - beginning of the period	7,535

Distributable cash available during the year	33,357

Partner distributions made	$21,056

During the six months ended June 30, 2011, distributions were greater than operating cash flows, but less than adjusted operating cash flows and distributable free cash flows. As discussed above, operating cash flows have been negatively impacted by the buildup in merchandise trust assets and accounts receivable.

Discussion of GAAP Results

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

Revenues

Revenues increased by $11.4 million, or 23.3%, to $60.1 million during the three months ended June 30, 2011 from $48.7 million during the three months ended June 30, 2010. This increase is primarily caused by increases in the value of pre-need and at-need contracts which collectively increased by $9.1 million on a GAAP basis. The overall increase in our production based and GAAP revenues is also largely driven by our 2010 acquisitions.

Investment income from trusts decreased on a non-GAAP basis by $0.7 million, or 8.9%, to $7.0 million during the three months ended June 30, 2011. However, on a GAAP basis, investment income from trusts has increased $0.4 million as we have met the requirements related to these earnings that allow us to recognize them as revenue.

Funeral home revenues increased by $1.6 million, or 27.5%, to $7.4 million on a GAAP basis during the three months ended June 30, 2011. A large portion of this increase relates to the funeral homes we acquired in 2010.

Operating Profit

Operating profit increased by $1.6 million, or 86.4%, to $3.5 million during the three months ended June 30, 2011 from $1.9 million during the three months ended June 30, 2010. This improvement was caused in part by acquisition related costs which were $0.6 million higher during the three months ended June 30, 2010 and were related to the acquisitions we made in the first half of 2010. In addition, during the three months ended June 30, 2011, we recognized more revenue, and more of the associated costs from our acquisitions, than we did in the comparable quarter of the prior year. We typically have greater deferrals in the periods following large acquisitions as we have an increase in sales from our pre-need programs, but do not begin to service and deliver the products sold until later periods. Therefore, the acquisitions that we made of 17 cemeteries and 5 funeral homes in the first half of 2010, contributed less to the second quarter 2010 results than they did to the second quarter 2011 results.

Net Income (Loss)

The table below breaks out significant changes to net income (loss) for the three months ended June 30, 2011 and 2010:

	Three months ended June 30,
	2011	2010
	(in thousands)

Operating profit	$3,460	$1,856

Increase in fair value of interest rate swaps	—	1,568
Interest expense	4,352	5,239

Loss before income taxes	(892)	(1,815)

Total income tax benefit	(1,707)	(355)

Net income (loss)	$815	$(1,460)

Net income increased by $2.3 million to $0.8 million for the three months ended June 30, 2011 as opposed to a net loss of $1.5 million for the same period in 2010. In addition to the changes discussed above in operating profit, the total overall increase in net income was primarily related to the following:

•	A change in the value of interest rate swaps which resulted in a gain of $1.6 million during the second quarter of 2010. The interest rate swaps were terminated in the fourth quarter of 2010.

•	A $0.9 million decrease in interest expense.

•	A $1.4 million increase in the benefit from income tax expense.

Backlog

Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred cemetery revenues and investment income;

•	less deferred selling and obtaining costs.

Backlog does not include deferred unrealized gains and losses on merchandise trust assets.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

At June 30, 2011 our backlog was $343.8 million. This is an increase of $26.0 million from $317.8 million at December 31, 2010. This build up in backlog relates primarily to business generated at our newly acquired properties and will be reflected in GAAP revenue as we deliver the underlying merchandise and perform the underlying services.

Investor Conference Call

An investors’ conference call to review the second quarter 2011 results will be held on Friday, August 5, 2011, at 11:00 a.m. Eastern Time. The conference call can be accessed by calling (800) 694-4033. An audio replay of the conference call will be available by calling (800) 633-8284 through 11:00 a.m. Eastern Time on August 19, 2011. The reservation number for the audio replay is as follows: 21533562. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 263 cemeteries and 62 funeral homes in 25 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward- looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of our significant leverage on our operating plans; our ability to service our debt and pay distributions; the decline in the fair value of certain equity and debt securities held in our trusts; our ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; our ability to successfully implement a strategic plan relating to producing operating improvements, strong cash flows and further deleveraging; uncertainties associated with the integration or anticipated benefits of our recent acquisitions or any future acquisitions; our ability to complete and fund additional acquisitions; our ability to maintain effective disclosure controls and procedures and internal control over financial reporting; and various other uncertainties associated with the death care industry and our operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

Production Based Revenue

We present production based revenue because management believes it provides for a useful measure of both the value of contracts written and investment and other income generated during a given period and is a critical component of adjusted operating profit.

Production based revenue is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Cash Generated

We present adjusted operating cash generated revenue because management believes it provides for a useful measure of the amount of cash generated that is available to make capital expenditures and partner distributions once all cash flow timing issues have been settled.

Adjusted operating cash generated is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$12,734	$7,535
Accounts receivable, net of allowance	48,238	45,149
Prepaid expenses	4,489	3,783
Other current assets	10,507	9,002

Total current assets	75,968	65,469

Long-term accounts receivable, net of allowance	64,130	60,061
Cemetery property	287,601	283,460
Property and equipment, net of accumulated depreciation	66,789	66,249
Merchandise trusts, restricted, at fair value	332,117	318,318
Perpetual care trusts, restricted, at fair value	255,649	249,690
Deferred financing costs, net of accumulated amortization	9,339	9,801
Deferred selling and obtaining costs	64,685	59,422
Deferred tax assets	547	605
Goodwill	18,545	18,153
Other assets	13,680	14,364

Total assets	$1,189,050	$1,145,592

Liabilities and partners’ capital
Current liabilities:
Accounts payable and accrued liabilities	$17,140	$23,444
Accrued interest	1,268	2,034
Current portion, long-term debt	1,511	1,386

Total current liabilities	19,919	26,864

Other long-term liabilities	3,048	3,687
Long-term debt	158,242	219,008
Deferred cemetery revenues, net	413,028	386,465
Deferred tax liabilities	16,928	18,331
Merchandise liability	115,508	113,356
Perpetual care trust corpus	255,649	249,690

Total liabilities	982,322	1,017,401

Partners’ capital
General partner	3,142	1,809
Common partners	203,586	126,382

Total partners’ capital	206,728	128,191

Total liabilities and partners’ capital	$1,189,050	$1,145,592

See accompanying notes to the Condensed Consolidated Financial Statements on the Quarterly Report to be filed on Form 10-Q for the quarter ended June 30, 2011.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Revenues:
Cemetery
Merchandise	$31,104	$24,028	$52,539	$42,826
Services	11,604	10,038	22,402	18,025
Investment and other	10,036	8,898	19,702	16,905
Funeral home
Merchandise	2,957	2,362	6,096	4,862
Services	4,406	3,411	8,599	6,789

Total revenues	60,107	48,737	109,338	89,407

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,399	1,270	2,724	2,357
Merchandise	5,817	4,055	9,485	7,368
Cemetery expense	15,462	12,086	27,548	21,333
Selling expense	12,187	9,467	21,731	17,083
General and administrative expense	7,031	6,161	13,458	11,759
Corporate overhead (including $191 and $177 in unit-based compensation for the three months ended June 30, 2011 and 2010, and $381 and $353 for the six months ended June 30, 2011 and 2010, respectively)	5,986	5,605	11,944	10,694
Depreciation and amortization	2,042	1,929	4,488	3,739
Funeral home expense
Merchandise	1,009	953	2,215	1,866
Services	2,803	2,247	5,349	4,335
Other	1,886	1,442	3,443	2,872
Acquisition related costs	1,025	1,666	1,958	2,656

Total cost and expenses	56,647	46,881	104,343	86,062

Operating profit	3,460	1,856	4,995	3,345

Expenses related to refinancing	—	—	453	—
Gain on acquisitions	—	—	—	7,093
Early extinguishment of debt	—	—	4,010	—
Increase in fair value of interest rate swaps	—	1,568	—	3,239
Interest expense	4,352	5,239	9,442	10,097

Income (loss) before income taxes	(892)	(1,815)	(8,910)	3,580

Income tax expense (benefit)
State	(902)	26	(898)	54
Federal	(805)	(381)	(1,613)	(909)

Total income tax expense (benefit)	(1,707)	(355)	(2,511)	(855)

Net income (loss)	$815	$(1,460)	$(6,399)	$4,435

General partner’s interest in net income (loss) for the period	$16	$(29)	$(128)	$89
Limited partners’ interest in net income (loss) for the period	$799	$(1,431)	$(6,271)	$4,346

Net income (loss) per limited partner unit (basic and diluted)	$.04	$(.11)	$(.34)	$.32

Weighted average number of limited partners’ units outstanding (basic and diluted)	19,341	13,537	18,529	13,448
Distributions declared per unit	$.585	$.555	$1.170	$1.110

See accompanying notes to the Condensed Consolidated Financial Statements on the Quarterly Report to be filed on Form 10-Q for the quarter ended June 30, 2011.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Operating activities:
Net income (loss)	$815	$(1,460)	$(6,399)	$4,435
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activity:
Cost of lots sold	1,803	1,513	3,281	2,932
Depreciation and amortization	2,042	1,929	4,488	3,739
Unit-based compensation	192	178	381	353
Accretion of debt discount	242	84	625	166
Change in fair value of interest rate swaps	—	(1,568)	—	(3,239)
Write-off of deferred financing fees	—	—	453	—
Gain on acquisitions	—	—	—	(7,093)
Fees paid related to early extinguishment of debt	—	—	4,010	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(6,595)	(8,051)	(9,430)	(14,930)
Allowance for doubtful accounts	1,802	833	2,473	1,481
Merchandise trust fund	(2,605)	45	(11,217)	(3,981)
Prepaid expenses	(1,002)	(801)	(331)	54
Other current assets	(1,395)	(2,727)	(1,505)	(2,767)
Other assets	1	111	198	236
Accounts payable and accrued and other liabilities	(5,039)	(2,029)	(7,549)	640
Deferred selling and obtaining costs	(1,984)	(2,668)	(5,263)	(5,977)
Deferred cemetery revenue	9,039	12,825	25,358	26,388
Deferred taxes (net)	(865)	(424)	(1,745)	(996)
Merchandise liability	(215)	675	(954)	1,054

Net cash provided by (used in) operating activities	(3,764)	(1,535)	(3,126)	2,495

Investing activities:
Cash paid for cemetery property	(1,564)	(396)	(2,270)	(811)
Purchase of subsidiaries	(2,150)	(22,947)	(3,850)	(36,962)
Cash paid for property and equipment	(1,445)	(2,269)	(3,204)	(2,657)

Net cash used in investing activities	(5,159)	(25,612)	(9,324)	(40,430)

Financing activities:
Cash distribution	(11,763)	(7,757)	(21,056)	(15,410)
Additional borrowings on long-term debt	8,000	35,689	12,300	53,889
Repayments of long-term debt	(607)	(527)	(73,924)	(684)
Proceeds from public unit offering	(357)	—	103,207	—
Proceeds from general partner contribution	4	118	2,246	186
Fees paid related to early extinguishment of debt	—	—	(4,010)	—
Cost of financing activities	(1,114)	(6)	(1,114)	(75)

Net provided by (used in) financing activities	(5,837)	27,517	17,649	37,906

Net increase (decrease) in cash and cash equivalents	(14,760)	370	5,199	(29)
Cash and cash equivalents - Beginning of period	27,494	13,080	7,535	13,479

Cash and cash equivalents - End of period	$12,734	$13,450	$12,734	$13,450

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$8,080	$7,203	$9,552	$10,380
Cash paid during the period for income taxes	$1,623	$1,250	$1,710	$1,530

Non-cash investing and financing activities
Acquisition of assets by financing	$91	$—	$143	$—
Issuance of limited partner units for cemetery acquisition	$264	$5,785	$264	$5,785
Acquisition of asset by assumption of directly related liability	$—	$2,532	$—	$2,532

See accompanying notes to the Condensed Consolidated Financial Statements on the Quarterly Report to be filed on Form 10-Q for the quarter ended June 30, 2011.